Exhibit 99.1

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2007

- 80% Gross Profit Margin and 41% Growth in Product Revenues in Standout Quarter-

Salt Lake City, May 1, 2007 — Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com) today reported consolidated financial results for the third quarter of fiscal 2007 and the nine months ended March 31, 2007.

Molecular diagnostic revenues for the third quarter of fiscal 2007 were $38.0 million, compared with $26.9 million in the third quarter of fiscal 2006, an increase of 41%. For the nine months ended March 31, 2007, molecular diagnostic revenues rose to $103 million, from $71.8 million in the same period in fiscal 2006. Compared with the second quarter of fiscal 2007, molecular diagnostic revenues achieved a sequential quarterly increase of over 11%. Increased sales, marketing and educational efforts continue to result in wider acceptance of Myriad’s products by the medical community and increased demand by patients for molecular diagnostic testing, driving increased revenues. Total revenues for the quarter were $41 million, compared to $29.8 million in the same period last year.

Coupled with the strong revenue growth of 41%, the molecular diagnostic cost of revenue for the third quarter was only $7.6 million, compared to $7.5 million in the third quarter of fiscal 2006. As a result, the gross profit margin on the Company’s molecular diagnostic business reached 80% for the third quarter, an increase of 8 percentage points over the 72% gross profit margin from the third quarter of fiscal 2006. This significant improvement was primarily due to the implementation of new technology and software systems in the molecular diagnostic laboratory.

Net operating profits for the Company’s molecular diagnostic business increased to $16.2 million, representing a 43% net operating margin in the third quarter of fiscal 2007. This result compares with $9.6 million, for the same quarter of fiscal 2006, a 69% increase in net operating profits.

“We are pleased with the outstanding growth in our molecular diagnostic business,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “The strong consumer demand for our products reaffirms the value of knowing one’s risk of developing cancer later in life. We look forward to expanding our product line and anticipate launching the first of two new molecular diagnostic products this summer.”

Research and development expense for the three months ended March 31, 2007 was $23.4 million, compared to $22.0 million for the same three months in 2006. This increase was primarily due to costs associated with the Company’s two ongoing Phase 3 clinical trials of Flurizan™ in Alzheimer’s disease and the two ongoing Phase 2 clinical trials with Azixa™ in melanoma and brain cancer.

Selling, general and administrative expenses for the three months ended March 31, 2007 were $19.1 million, compared to $12.3 million for the same three months in 2006. This increase was generally attributable to increased costs incurred to support the 41% increase in molecular diagnostic revenue and marketing costs associated with the preparation of the Company’s upcoming direct-to-consumer advertising campaign.

The net loss for the third quarter of fiscal year 2007 was $5.9 million or $0.14 per share, which compares favorably to $9.6 million, or $0.24 loss per share in third quarter fiscal 2006. This improvement represents a reduction in loss of 42% on a per share basis. The

Company ended the third quarter in strong financial condition with no debt and approximately $304 million in cash, cash equivalents and marketable investment securities.

Conference Call and Webcast

A conference call with Company management will be held today, Tuesday, May 1, 2007 at 9:00 a.m. Eastern time to discuss these results and recent events at the Company. Callers are requested to dial in between 8:45 a.m. and 9:00 a.m. to (888) 589-2820 or (706) 634-2173, and enter conference ID# 7155363. An archived replay of the call will be available for seven days by dialing (800) 642-1687 or (706) 645-9291, and entering the conference identification number 7155363. The conference call will also be audiocast over the Web at: www.myriad.com.

Flurizan™ and Azixa™ are trademarks of Myriad Genetics, Inc.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of therapeutic products that address large potential markets. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increased sales, marketing and educational efforts resulting in wider acceptance of Myriad products by the medical community and increased demand by patients for molecular diagnostic testing, driving increased revenues; the continuation or improvement of gross profit margins on the Company’s molecular diagnostic business; the continued exceptional growth in our molecular diagnostic business; the expansion of our product line and anticipation of launching the first of two new molecular diagnostic products in the summer of 2007. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated;

uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Mar. 31, 2007	Mar. 31, 2006	Mar. 31, 2007	Mar. 31, 2006
Revenues
Molecular diagnostic revenue	$37,991	$26,867	$103,017	$71,788
Research revenue	2,979	2,942	8,631	10,466

Total revenues	40,970	29,809	111,648	82,254

Costs and expenses:
Molecular diagnostic cost of revenue	7,577	7,505	23,211	19,581
Research and development expense	23,418	21,967	74,533	59,463
Selling, general and administrative expense	19,067	12,291	49,365	34,818

Total costs and expenses	50,062	41,763	147,109	113,862

Operating loss	(9,092)	(11,954)	(35,461)	(31,608)

Other income (expense):
Interest income	3,123	2,407	8,298	4,867
Other	32	(24)	5	(24)

	3,155	2,383	8,303	4,843

Net loss	$(5,937)	$(9,571)	$(27,158)	$(26,765)

Basic and diluted loss per share	$(0.14)	$(0.24)	$(0.67)	$(0.76)

Basic and diluted weighted average shares outstanding	41,503	39,232	40,329	35,192

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2007	Jun. 30, 2006
Cash, cash equivalents, and marketable investment securities	$304,347	$227,744
Trade receivables, net	25,461	20,820
Other receivables	2,130	1,397
Prepaid expenses	2,788	2,326
Equipment and leasehold improvements, net	23,369	19,829
Other assets	4,054	4,487

Total assets	$362,149	$276,603

Accounts payable and accrued liabilities	$22,553	$26,705
Deferred revenue	407	117
Stockholders’ equity	339,189	249,781

Total liabilities and stockholders’ equity	$362,149	$276,603